Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

CitiFunds Trust I:

We consent to the use of our report, incorporated herein by reference, dated December 27, 2006, for Legg Mason Partners Emerging Markets Equity Fund (formerly Smith Barney Emerging Markets Equity Fund), a series of CitiFunds Trust I, as of October 31, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

February 26, 2007